Exhibit 3.1

Secretary State of Nevada

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Corporate Charter

I, Dean Heller, the duly elected and qualified Nevada Secretary of State, do hereby certify that OMEGA PROJECT CONSULTATIONS INC. did on OCTOBER 11, 2002 file in this office the original Articles of Incorporation; the said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provision required by the law of said State Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on OCTOBER 14, 2002.

/s/Dean Heller

Dean Heller

Secretary of State

By /s/ Denise A. Bates

Certification Clerk

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